Exhibit 99.1

Supernus Announces

First Quarter 2014 Results

•                  First quarter product prescriptions, as reported by IMS, totaled 30,208, increasing by 9,098, or 43%, as compared to fourth quarter 2013.

•                  First quarter combined net product revenue for Oxtellar XR and Trokendi XR was $9.0 million.

•                  As of May, the sales force expansion is substantially complete, totaling more than 150 representatives.

•                  Operating loss in the first quarter was $13.4 million, as compared to $11.4 million in the fourth quarter of 2013, reflecting costs associated with the expansion of the sales force.

Rockville, MD, May 12, 2014 - Supernus Pharmaceuticals, Inc. (NASDAQ: SUPN), a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system diseases, today reported financial results for the first quarter 2014 and discussed key company developments.

Business Update

First quarter product prescriptions, as reported by IMS, totaled 30,208, increasing by 9,098, or 43%, as compared to fourth quarter 2013.  Trokendi XR prescriptions for the first quarter of 2014 totaled 18,727, representing a 66.6% increase over the 11,244 prescriptions in the fourth quarter of 2013.  Prescriptions for Oxtellar XR during the first quarter of 2014 totaled 11,481, a 16.4% increase over the 9,866 prescriptions filled during the fourth quarter of 2013.

As of May 2014, the expansion of the sales force to more than 150 representatives is substantially complete.  The number of sales calls delivered to targeted physicians accordingly grew by more than 20% from fourth quarter 2013 to first quarter 2014.  The Company expects the number of sales calls to increase as our sales force expansion takes effect.

Managed care coverage continues to increase for both products. Oxtellar XR now has 150.3 million lives covered (129.7 million commercial; 20.6 million Medicaid), and Trokendi XR has 143.8 million lives covered (116.1 million commercial; 27.7 million Medicaid).

“Our commercial team continues to execute very well on our product launches,” said Jack Khattar, President and CEO of Supernus Pharmaceuticals, Inc.  “As reported by IMS, prescriptions for the two products combined in the most recent four weeks ending May 2, 2014 were 12,069 representing a growth rate of 50% compared to 8,049 total prescriptions in the first four weeks of the year.  The recent expansion of our sales force provides us with great momentum toward reaching the monthly prescription rate of approximately 30,000, that will allow us to become cash flow break-even by year end.”

Revenue and Gross Margin

Revenues for Trokendi XR increased to $4.1 million during the first quarter of 2014, based on the 11,244 prescriptions filled during the fourth quarter of 2013.  This compares to $0.4 million recorded during the fourth quarter of 2013, based on 1,314 prescriptions filled at the pharmacy level during the third quarter of 2013.

Oxtellar XR revenue for the first quarter of 2014, based on shipments to wholesalers, was $4.9 million, representing an increase of $1.1 million or 29% as compared to shipments in the fourth quarter of 2013.

Gross margin for the first quarter of 2014 was 94.5%, an increase from the fourth quarter 2013 gross margin of 89.6%.

Operating Expenses

Selling, general and administrative expenses for the first quarter 2014 were $17.5 million, as compared to $13.5 million in the first quarter 2013. The higher expense reflected the sales force expansion and promotional and marketing related programs in support of Trokendi XR and Oxtellar XR.

Research and development expenses during the first quarter 2014 were $4.5 million, essentially unchanged from prior year.

Net Income and Earnings Per Share

The reported net loss for the first quarter 2014 was $15.5 million, or $0.38 per share, as compared to $18.4 million, or $0.60 per share, reported for the first quarter 2013. The lower net loss during the period reflects higher revenues generated from the Company’s commercialized products, Oxtellar XR and Trokendi XR, which were launched February 2013 and August 2013, respectively. Net product revenues generated during the period were offset by expenses related to the sales force expansion, increased marketing and commercialization activities, and the non-cash loss on extinguishment of debt.

The weighted average common shares outstanding in the first quarter 2014 were approximately 41.1 million, as compared to approximately 30.9 million in 2013.

As of March 31, 2014, $50.0 million of the Company’s six year notes, bearing interest at 7.5% per annum, have been converted to common stock.  Excluding a non-cash gain of $0.7 million related to changes in the fair value of derivative liabilities and a $1.7 million loss on extinguishment of debt consequent to conversion of the Company’s notes, the non-GAAP net loss for first quarter of 2014 was $14.5 million.

Capital Resources and Financial Guidance

As of March 31, 2014, the Company had $70.5 million in cash, cash equivalents, marketable securities, and long term marketable securities compared to approximately $90.9 million as of December 31, 2013.  Cash burn for full year 2014 is forecast to range from $35 million to $45 million, with year-end cash and marketable securities balance projected to range from $45 million to $55 million.  Upon becoming cash flow break-even by year end 2014, the Company projects to be cash flow positive in 2015.

The Company anticipates that revenue recognition for Trokendi XR will transition to contemporaneous revenue recognition, based on shipments to wholesalers, during 2014.  Assuming this occurs, the Company expects revenue for calendar year 2014 to be in the range of $75 million to $85 million.  If the transition occurs in the second quarter, reported revenue for Trokendi XR will include revenue generated from prescriptions filled in both the first and second quarters of 2014, as well as product in the wholesaler distribution channel as of June 30, 2014. Deferred revenue for Trokendi XR, as recorded on the balance sheet, would be eliminated.

Progress of Product Candidates

The Company’s product candidates currently in development, SPN-810 for impulsive aggression in patients with ADHD and SPN-812 for ADHD, are progressing on schedule.  SPN-810 is being developed in cooperation with the FDA as a first-in-class product for an indication with a significant unmet clinical need.  In conjunction with technology transfer to a commercial scale manufacturer, the Company has initiated full-scale production of SPN-810 formulation.  SPN-810 is scheduled to start Phase III patient dosing in 2015.

SPN-812 formulation development also continues to progress on schedule and the Company expects to select an extended release formulation during 2014.  In addition, both pipeline programs continue to progress animal carcinogenicity and toxicity studies.

Conference Call Details

The company will hold a conference call hosted by Jack Khattar, President and Chief Executive Officer, and Greg Patrick, Vice President and Chief Financial Officer, to discuss these results at 9:00am EDT, on Tuesday, May 13, 2014. An accompanying webcast will also be provided. Please refer to the information below for conference call dial-in information and webcast registration. Callers should dial in approximately 10 minutes prior to the start of the call.

Conference dial-in:	877-288-1043
International dial-in:	970-315-0267
Conference ID:	35887259
Conference Call Name:	Supernus Pharmaceuticals 1Q 2014 Earnings Conference Call

Following the live call, a replay will be available on the Company’s website, www.supernus.com, under “Investor Info”.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system, or CNS, diseases. The Company has two marketed products for epilepsy, Oxtellar XR® (extended-release oxcarbazepine) and Trokendi XR™ (extended-release topiramate). The Company is also developing several product candidates in psychiatry to address large market opportunities in ADHD, including ADHD patients with impulsive aggression. These product candidates include SPN-810 for impulsive aggression in ADHD and SPN-812 for ADHD.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management’s current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, the Company’s ability to achieve profitability; the Company’s ability to raise sufficient capital to fully implement its corporate strategy; the implementation of the Company’s corporate strategy; the Company’s future financial performance and projected expenditures; the Company’s ability to increase the number of prescriptions written for each of its products; the Company’s ability to increase its net revenue; the Company’s ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; the Company’s product research and development activities, including the timing and progress of the Company’s clinical trials, and projected expenditures; the Company’s ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize the Company’s product candidates; the Company’s ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; the Company’s expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of the Company’s product candidates; the accuracy of the Company’s estimates of the size and characteristics of the markets that may be addressed by its product candidates; the Company’s ability to increase its manufacturing capabilities for its products and product candidates; the Company’s projected markets and growth in markets; the Company’s product formulations and patient needs and potential funding sources; the Company’s staffing needs; and other risk factors set forth from time to time in the Company’s SEC filings made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

CONTACTS:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Vice President and CFO
Supernus Pharmaceuticals, Inc.
301-838-2591
or
INVESTOR CONTACT:
COCKRELL GROUP
877-889-1972
investorrelations@thecockrellgroup.com
cockrellgroup.com

Supernus Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)

Cash, cash equivalents and marketable securities	$58,867	$82,191
Accounts receivable, net	9,725	5,054
Inventories	7,957	7,152
Other current assets	3,380	2,764
Total Current Assets	79,929	97,161

Property and equipment, net	2,648	2,554
Long term marketable securities	11,662	8,756
Deferred financing costs	764	1,005
Other long-term assets	2,517	1,519
Total Assets	$97,520	$110,995

Accounts payable and accrued expenses	$14,658	$18,314
Deferred product revenue, net	12,271	7,882
Deferred licensing revenue	173	204
Total Current Liabilities	27,102	26,400

Deferred licensing revenue, net of current portion	1,381	1,417
Convertible notes, net of discount	28,358	34,393
Other non-current liabilities	2,101	2,677
Derivative liabilities	9,565	12,644
Total Liabilities	68,507	77,531

Total Stockholders’ Equity	29,013	33,464
Total Liabilities & Stockholders Equity	$97,520	$110,995

Supernus Pharmaceuticals, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months ended March 31,
	2014	2013
	(unaudited)

Revenue
Net product sales	$8,995	$—
Licensing revenue	86	147

Total revenue	9,081	147

Costs and expenses
Cost of product sales	494	—
Research and development	4,482	4,522
Selling, general and administrative	17,527	13,533

Total costs and expenses	22,503	18,055

Operating loss	(13,422)	(17,908)
Other income (expense)
Interest income and other income (expense), net	102	141
Interest expense	(1,207)	(727)
Changes in fair value of derivative liabilities	677	80
Loss on extinguishment of debt	(1,693)	—

Total other (expense) income	(2,121)	(506)

Net loss	$(15,543)	$(18,414)

Loss per common share:
Basic and diluted	$(0.38)	$(0.60)

Weighted-average number of common shares:
Basic and diluted	41,129,055	30,875,424

Supernus Pharmaceuticals, Inc.

Reconciliation of Non-GAAP Net Loss

(in thousands)

	Three Months ended March 31,
	2014	2013
	(unaudited)

Net Loss - GAAP	$(15,543)	$(18,414)

Changes in fair value of derivative liabilities	677	80
Loss on extinguishment of debt	(1,693)	—

Adjusted Net Loss - non-GAAP	$(14,527)	$(18,494)